Exhibit 5.1

August 14, 2014

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Town Centre Blvd, Suite 370

Annapolis, MD 21401

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) in connection with a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by certain selling stockholders of an aggregate of (1) 2,847,128 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issued in connection with our formation transactions at the time of our initial public offering or granted under our 2013 Equity Incentive Plan to our directors, officers and other employees (the “Outstanding Shares”), and (2) 331,282 shares (the “OP Unit Shares”) of Common Stock issuable upon exchange of units of limited partnership interest (“OP Units”) in Hannon Armstrong Sustainable Infrastructure, L.P. (the “Operating Partnership”) pursuant to the Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P., dated as of April 23, 2013 (the “Partnership Agreement”), as amended from time to time.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company (the “Charter”), the Bylaws of the Company, the resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”), and such other corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, portable document format or reproduced copies.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is a corporation duly incorporated under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

2.	The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

3.	The issuance of the OP Unit Shares has been duly authorized and, when and if issued upon redemption of OP Units in accordance with the Partnership Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter relate only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP